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                                                                     EXHIBIT 5


              [ARMSTRONG, TEASDALE, SCHLAFLY & DAVIS LETTERHEAD]

                                 May 26, 1998


Board of Directors
LaBarge, Inc.
9900A Clayton Road
St. Louis, Missouri  63124

Gentlemen:

        In our capacity as counsel for LaBarge, Inc., a Delaware corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to up to 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), to be offered by the Company to its employees pursuant to options issued under the Company's Employee Stock Purchase Plan (the "Plan"). In connection herewith, we have examined such records, documents and proceedings as we deem relevant and necessary as a basis for the opinion expressed herein.

        Upon the basis of the foregoing, we are of the opinion that:

        1. The shares of Common Stock referred to above, to the extent actually issued pursuant to the Plan, will have been duly and validly authorized and issued and will be fully paid and non-assessable shares of the Company;

        2. Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of the Common Stock of the Company.

        We hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        ARMSTRONG, TEASDALE, SCHLAFLY &
                                             DAVIS

                                        /s/ Armstrong, Teasdale, Schlafly
                                                & Davis